Exhibit 10.2

Friendly Ice Cream Corporation

2003 Incentive Plan

Long Term Incentive Plan - 2007

Restricted Stock Unit Award Agreement

NAME

Grant Date: February 28, 2007

Restricted Stock Unit Grant

1.             Grant.  This Agreement evidences the Restricted Stock Unit Award Agreement (the “Agreement”) granted to NAME (the “Grantee”) by the Compensation Committee (“Committee”) of the Board of Directors of Friendly Ice Cream Corporation (“Company”).  The terms of this Agreement are subject to the terms hereof, the Friendly Ice Cream Corporation 2003 Incentive Plan, as amended (“Plan”), and any rules and procedures adopted by the Committee.  Terms not defined herein shall have the meaning set forth in the Plan.

2.             Restricted Stock Units.  Pursuant to this Agreement, the Grantee is eligible to receive a certain number of shares of Friendly Ice Cream Corporation common stock, par value $0.01 per share (“Common Stock”), calculated in accordance with the terms hereof.  If the Company meets or exceeds the threshold EBITDA target for fiscal 2007 set forth on Exhibit A (the “2007 Threshold EBITDA”), then the Grantee will receive an award payable in shares of Common Stock having a specified value based on the Company’s Actual EBITDA for fiscal 2007 compared to projected EBITDA for fiscal 2007 (the “Award Value”) and a percentage of the Grantee’s target award.  In the event of a Change in Control (as defined in the Plan) prior to the Committee’s determination of the Award Value, then the 2007 Threshold EBITDA shall be deemed to have been achieved and the Award Value shall be deemed to be equal to the 2007 Target EBITDA as set forth on Exhibit A.

The number of shares of Common Stock to be issued to the Grantee, if any, will be calculated by dividing the Award Value by 90% of the closing price of the Company’s Common Stock on the date of grant  as reported by the American Stock Exchange (or such other exchange on which the Company’s Common Stock is traded) (the “Award Shares”).

The Award Value will be determined, and the date of grant of any Award Shares will occur, upon the earlier of (i) the date of the Committee’s first regularly scheduled meeting held after the completion of the Company’s independent audit and the Audit Committee recommendation to include the Company’s audited financial statements in the Company’s Annual Report on Form 10-K or (ii) immediately prior to the consummation of a Change in Control of the Company (the “Issue Date”).

If Award Shares are issued to the Grantee, then 25% of such Award Shares will be fully vested and transferable on the Issue Date and the remaining 75% of the Award Shares will vest in three equal installments on each of the three anniversaries (i.e., 25% each year) following issuance if the Grantee remains employed by the Company or its affiliates on each such anniversary date of the Issue Date in accordance with the terms of a Restricted Stock Agreement in the form attached as Exhibit B hereto to be executed on the Issue Date; provided, however, that notwithstanding the foregoing, upon the occurrence of a Change in Control, as provided in the Plan, all Award Shares shall be fully vested on the Issue Date.

3.             Termination of Agreement.  If the Grantee’s employment with the Company or one of its affiliates is terminated due to death, disability, retirement, involuntary (with or without cause) or voluntary termination prior to the Issue Date, then this Agreement shall terminate and the Grantee shall have no further rights hereunder, including without limitation, the right to receive any Award Shares.

4.             Voting Rights; No Right to Employment.  The Grantee shall have no rights of ownership in any Award Shares and shall have no right to vote the any Award Shares until the Award Shares, if any, are issued on the Issue Date.  The Grantee further acknowledges and agrees that this Agreement and the issuance of any Award Shares shall not be construed to give Grantee any right to continued employment.

5.             Compliance with Laws.  As provided in the Plan, the Company may impose such conditions and restrictions with respect to the issuance and subsequent transfer of the Award Shares as contemplated hereby, including without limitation, conditions and restrictions relating to applicable federal or state securities laws, and applicable federal, state or local withholding tax requirements, as the Company considers necessary or advisable. In no event shall the Company be required to issue any Award Shares hereunder unless and until all applicable legal requirements are satisfied to the reasonable satisfaction of the Company in its sole discretion.

6.             Incorporation of Plan.  All terms used in this Agreement have the same meaning as given such terms in the Plan. This Agreement incorporates and is subject to the provisions of the Plan, a copy of which will be furnished upon request, and such provisions shall be deemed a part of the Agreement for all purposes.

7.             409A Compliance.  Notwithstanding any terms to the contrary in Supplement A to the Plan, the Grantee shall not be permitted to make a deferral election to defer the issuance of Award Shares provided for under this Agreement.  The Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the issuance of stock hereunder as it reasonably deems necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and interpretative guidance thereunder.

8.             Entire Agreement.  This Agreement, the Plan, and any documents expressly incorporated herein, contain all of the provisions applicable to the award granted hereby and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

9.             Applicable Law; Severability.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of law thereof. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

10.             Interpretation.  The parties hereto acknowledge and agree that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.

11.             No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party, unless explicitly provided for herein. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

12.             Counterparts.  This Agreement may be executed in multiple counterparts, including by electronic or facsimile signature, each of which shall be deemed in original but all of which together shall constitute one and the same instrument.

NAME	Friendly Ice Cream Corporation

By:

Title:

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